Exhibit 99.1

PRESS RELEASE

600 East Greenwich Avenue
West Warwick, Rhode Island 02893 USA

For Immediate Release

Contact:  Everett V. Pizzuti, CEO                                                                                                           August 23, 2011
Joseph P. O’Connell, CFO
Tel: 800-343-4039
www.Astro-MedInc.com

Astro-Med, Inc. Reports Record Sales and Strong Earnings in the
Second Quarter; Directors Declare Regular Cash Dividend

WEST WARWICK, RI – August 23, 2011 -- Astro-Med, Inc. (NASDAQ:ALOT) reports Net Income of $1,046,000, equal to 14 cents per diluted share, on record sales of $20,336,000 for the Second Quarter ended July 30, 2011.

The Company reported Net Income of $323,000, equal to 4 cents per diluted share, on sales of $17,753,000 for the comparable period of the prior year.  Favorable foreign exchange currency rates increased this year’s Second Quarter sales by approximately $450,000, or 2.5%, when compared to the previous year.  Net Income in the Second Quarter includes income of $300,000 equal to 4 cents per diluted share related to the disposition on an insurance policy.

For the six months ended July 30, 2011, Astro-Med reported Net Income of $1,477,000, equal to 20 cents per diluted share, on sales of $39,196,000.  During the comparable six-month period of the prior year, Net Income was $753,000, equal to 10 cents per diluted share, on sales of $34,830,000.

Commenting on the results, Everett V. Pizzuti, President and CEO stated, “We are very pleased to have achieved record-breaking sales in the Second Quarter. Beating $20 million is a milestone for us. We are especially encouraged to see the sales growth experienced across all three Product Groups. The Test & Measurement, QuickLabel® Systems, and Grass® Technologies Product Groups all reported double digit sales growth ranging from 23.7% for T&M, including sales of Ruggedized products, 14.6% for Grass, including sales of the TREA ambulatory EEG system, and 11.2% for QuickLabel, including sales of the new Vivo! Touch digital color label printer.

“Our success was equally evident among the Company’s multiple channels of distribution. Specifically, sales through our domestic markets rose 13.3% from the prior year, while international shipments grew 17.6% from the previous year.

"We are also pleased with the Company’s improved profitability in the Second Quarter, with operating margins nearly doubling to 6.0% of sales from the prior year’s operating margins of 3.1% of sales.

"Our Balance Sheet remains strong with cash and marketable securities at $20,229,000; a solid Working Capital position reflecting Accounts Receivable turnover at 53 days; inventories turns at 3.6 times or 101 days on hand; and an improved current ratio of 6.8:1.

"Notwithstanding the current uncertainty in the global economies, we are cautiously optimistic that Astro-Med will continue its growth and profitability path during the second half of FY 2012.  Hence, we are affirming guidance for the full year to have annual sales be $78.0 million to $79.5 million and earnings per share to be 35 cents to 38 cents per diluted share.” Earnings Per Share forecast excludes the one time benefit of 4 cents per diluted share related to the life insurance proceeds recognized in the Second Quarter.

Astro-Med, Inc. Directors Declare Regular Cash Dividend

On August 22, 2011, the Directors of Astro-Med, Inc. declared the regular quarterly cash dividend of $0.07 per share, payable on October 3, 2011 to shareholders of record as of September 16, 2011.

Second Quarter Conference Call on Wednesday, August 24, 2011 at 11:00 am EDT

This call can be accessed at Astro-Med, Inc.’s web site at www.Astro-MedInc.com and is being webcast by Thomson Financial.  You can participate in the conference call by dialing
1-800-762-8779 with passcode 4461605.

The Astro-Med, Inc. webcast is also being distributed through the Thomson StreetEvents Network.  Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents.  Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com) a password-protected event management site.

Following the live broadcast, a webcast of the recorded call will be available for ten days at www.Astro-MedInc.com.  A telephone replay of the conference call will also be available for seven days by dialing 1-800-406-7325 with passcode 4461605.

Astro-Med, Inc Consolidated Statements of Operations
In Thousands Except for Per Share Data
(Unaudited)

	Three-Months Ended		Six-Months Ended
	July 30, 2011	July 31, 2010	July 30, 2011	July 31, 2010
Net Sales	$20,336	$17,753	$39,196	$34,830
Gross Profit	7,901 38.9%	7,024 39.6%	15,402 39.3%	13,889 39.9%
Operating Expenses:
Selling & Marketing Research & Development	4,526 1,187	4,277 1,135	9,092 2,655	8,117 2,354
General & Administrative	965	1,064	1,875	2,248
	6,678	6,476	13,622	12,719

Operating Income	1,223	548	1,780	1,170
	6.0%	3.1%	4.5%	3.4%

Other Income (Expense), Net	297	(1)	448	106

Income Before Taxes	1,520	547	2,228	1,276

Income Tax Provision	474	224	751	523

Net Income	$1,046	$323	$1,477	$753

Net Income Per Share - Basic	$0.14	$0.04	$0.20	$0.10
Net Income Per Share - Diluted	$0.14	$0.04	$0.20	$0.10

Weighted Average Number of Common Shares - Basic	7,293	7,301	7,280	7,248
Weighted Average Number of Common Shares - Diluted	7,446	7,505	7,424	7,488

Dividends Declared Per Common Share	$0.07	$0.07	$0.14	$0.14

Selected Balance Sheet Data
In Thousands
(Unaudited)

	As of July 30, 2011	As of January 31, 2011
Cash & Marketable Securities	$20,229	$20,630
Current Assets	$50,472	$49,700
Total Assets	$65,659	$64,999
Current Liabilities	$7,414	$7,503
Shareholders’ Equity	$55,023	$54,289

About Astro-Med, Inc.

Astro-Med, Inc. is a leading manufacturer of specialty high tech printing systems, electronic medical instrumentation, and test and measurement data acquisition systems.  Astro-Med, Inc. products are sold under the brand names Astro-Med®, Grass® Technologies, and QuickLabel® Systems, and are employed around the world in a wide range of aerospace, medical, military, industrial, and packaging applications. Astro-Med, Inc. is a member of the Russell Microcap® Index. Additional information is available by visiting www.Astro-MedInc.com.

Safe Harbor Statement

This news release contains forward-looking statements, and actual results may vary from those expressed or implied herein. Factors that could affect these results include those mentioned in Astro-Med’s FY2011 Annual Report and its annual and quarterly filings with the Securities and Exchange Commission.

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